AMERICAN WAGERING, INC. FILES

FOR CHAPTER 11 REORGANIZATION

Company to Transform its Business through Reorganization

Maintains Operations

LAS VEGAS, July 25, 2003 – American Wagering, Inc. (OTC Bulletin Board: BETM) (the “Company”) today announced that it and Leroy’s Horse & Sports Place, Inc. (“Leroy’s”), its wholly owned subsidiary, (collectively, the “Companies”) have filed for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Nevada, Northern Division, in Reno, Nevada. The filing does not affect Computerized Bookmaking Systems, Inc. (“CBS”) or any of the Company’s other subsidiaries.

The Companies are also in the process of filing an adversary proceeding seeking to subordinate the claim of Michael Racusin (“Racusin”) pursuant to 11 U.S.C. §510(b).  The claim arises out of a judgement entered in favor of Racusin against the Companies in the current amount of approximately $1,350,000 (after offsets for amounts previously paid to Racusin) for breach of a contract to issue Racusin common stock of the Registrant.

The Company said that during its Chapter 11 case, it will maintain its ability to continue its operations and continue its long-standing commitment to its customers. Chapter 11 permits a company to continue operations in the normal course while it develops a plan of reorganization to address its existing debt, capital and cost structures.

Victor Salerno, the Company’s chairman, president and chief executive officer, said, “American Wagering and Leroy’s will continue to provide our customers with the same experience and level of service they have come to expect. We stand by our commitment to provide our customers with outstanding wagering opportunities on horse races and sporting events, quality service and the most extensive network of race and sports books in Nevada.  Most importantly, throughout this process, our responsibilities to our customers will continue to be our number one priority.  We have a solid record as a reliable race and sports book operator, and we intend to maintain and build upon that record.  It is business as usual; telephone account deposits are protected and all wagers and winning tickets will be honored when presented.”

To ensure smooth operation, the Company said that it has requested relief from the bankruptcy court allowing it to, among other things, continue operations and pay winning wagers when presented, continue making regular and timely payments to vendors, obtain debtor-in-possession financing, and pay employee salaries, wages and benefits without interruption.

Salerno continued, “Over the last several quarters we have reduced operating costs and increased profitability.  However, due to a court verdict, reorganization through Chapter 11 offers the best way to provide uninterrupted service to our customers, safeguard the value of our businesses and assets, and, ultimately, emerge as a stronger, healthier and more competitive company.”

Over the coming months, the Company will work with its creditors, employee groups and other stakeholders to develop a plan of reorganization that will serve as a roadmap for the Company’s future.  The Company said that it will look at every aspect of its operations and make changes that will ensure the Company continues to be a major player in the Nevada race and sports industry.  The Company’s plan of reorganization will be filed with the court at a later date.

American Wagering, Inc. owns and operates a number of subsidiaries including, but not limited to, the following:

Leroy’s Horse and Sports Place: Leroy’s operates 47 race and/or sports books licensed by the Nevada Gaming Commission, giving it the largest number of books in the state.

Computerized Bookmaking Systems: CBS is the dominant supplier of computerized sports wagering systems in the state of Nevada.

AWI Manufacturing (formerly AWI Keno): AWI Manufacturing is licensed by the Nevada Gaming Commission as a manufacturer and distributor, and has developed a self-service race and sports wagering kiosk.

Certain of the information contained in this press release should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to certain current and future events and financial performance.  Such forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the operations and business environments of the Company and its subsidiaries that may cause the actual results of the companies to be materially different from any future results expressed or implied in such forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: the ability of the companies to continue as going concerns; the companies' ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of the companies to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the companies to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the cases to Chapter 7 cases; the ability of the companies to obtain and maintain normal terms with vendors and service providers; the companies' ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 cases on the companies' liquidity or results of operations; the ability of the companies to fund and execute their business plan; the ability of the companies to attract, motivate and/or retain key executives and associates; the ability of the companies to attract and retain customers; demand in the markets in which we operate; economic conditions; the effects of any hostilities or act of war or any terrorist attack; labor costs; financing costs; the costs and availability of insurance and bonds and sureties; security-related costs; competitive pressures on pricing; weather conditions; government legislation and regulation; consumer perceptions of the companies' products; and other risks and uncertainties set forth from time to time in the Company’s reports  to the United States Securities and Exchange Commission.

Contact:           Tim Lockinger, CFO

                        702-735-0101 x412